Exhibit 32

     Written Statement of Chief Executive Officer and Chief Financial Officer Pursuant to Rule 13a-14(b)
under the Securities Exchange Act of 1934 and 18 U.S.C. 1350

Each of the undersigned, the Chief Executive Officer and President and the Chief Financial Officer, of Microlog Corporation, hereby certifies that, on the date hereof:

1.	The annual report on Form 10-KSB of Microlog Corporation for the twelve months ended October 31, 2003 filed on the date hereof with the Securities and Exchange Commission (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	Information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of Microlog Corporation.
Date: January 29, 2004	/s/ W. Joseph Brookman

W. Joseph Brookman
President and Chief Executive Officer

Date: January 29, 2004	/s/ Charles B. Ford, Jr.

Charles B. Ford, Jr.
Chief Financial Officer

The foregoing certification is being furnished solely pursuant to Rule 13a-14(b) under the Securities Exchange Act of 1934 (the “Exchange Act”) and 18 U.S.C. Section 1350 and is not being filed as part of the Report or as a separate disclosure document. This certification shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to liability under that section. This certification shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or the Exchange Act except to the extent this Exhibit 32 is expressly and specifically incorporated by reference in any such filing.